Exhibit 99.1

Enbridge Announces Passing of Board Member Charles W. Fischer

CALGARY, June 22, 2020 – It is with sadness that Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge) announces that Charles W. Fischer, a long-standing member of its Board of Directors, passed away on Wednesday, June 17, 2020.

“The passing of Charlie Fischer is a great loss for the Enbridge Board and the energy industry,” said Greg Ebel, Chair of Enbridge’s Board of Directors. “Charlie was an icon in the energy industry and a true leader. On behalf of the Enbridge Board, we express our deepest sympathies and condolences to the Fischer family for their loss.”

A member of Enbridge’s Board of Directors since July 2009, Mr. Fischer also served on the Board’s Audit, Finance & Risk Committee and was Chair of the Safety & Reliability Committee.

“Charlie was an exceptional person and a thought leader in the industry and all facets of business, policy and community. He was a mentor and a friend and his deep commitment to the community will have a lasting impact,” said Al Monaco, Enbridge President & Chief Executive Officer.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media
Jesse Semko
Toll Free: (888) 992-0997
Email: media@enbridge.com

Investment Community
Jonathan Morgan
Toll Free: (800) 481-2804
Email: investor.relations@enbridge.com

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